Exhibit 99.1

The St. Joe Company Reports Second Quarter 2014 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--August 7, 2014--The St. Joe Company (NYSE: JOE) today announced pretax income of $23.3 million for the quarter ended June 30, 2014 as compared to pretax income of $2.7 million for the quarter ended June 30, 2013. Net Income for the second quarter 2014 was $14.6 million, or $0.16 per share, compared with Net Income of $2.7 million, or $0.03 per share for the second quarter of 2013. For the six months ended June 30, 2014, the Company reported Net Income of $417.6 million, or $4.52 per share compared to Net Income of $0.2 million or $0.00 per share for the same period last year.

During the quarter, the Company completed its previously announced sale of the RiverTown community. The Company received (1) $24.0 million in cash, (2) $19.6 million in the form of a purchase money note and (3) the assumption of the Company’s Rivers Edge Community Development District obligations. In addition, the buyer agreed to purchase from the Company certain RiverTown community related impact fee credits over a five-year period as the RiverTown community is developed. The impact fee credits have, an estimated value of $20 to $26 million, most of which is expected to be received at the end of that five-year period.

Second Quarter 2014 update includes:

  Total revenue for the quarter was $68.2 million. Residential real estate revenue increased from $5.5 million in the second quarter of 2013 to $47.8 million for the second quarter of 2014. The RiverTown sale accounted for $43.6 million of the revenue in the second quarter of 2014.
  Resorts, leisure and leasing revenue increased $1.2 million, or 7%, during the three months ended June 30, 2014, as compared to the second quarter in 2013. The increase includes $0.6 million of incremental resorts and leisure revenues primarily due to an increase in room nights rented and $0.6 million of incremental leasing revenue from leases in the Pier Park North joint venture.

  Timber sales decreased to $1.1 million during the second quarter of 2014 as compared to $9.8 million in the second quarter of 2013 due to the AgReserves sale which closed in March 2014. Tons delivered were less than 60,000 during the quarter as compared to 340,000 during the three months ended June 30, 2013.
  As of June 30, 2014, the Company had cash, cash equivalents and investments of $679.4 million, compared to $168.9 million as of December 31, 2013.

Park Brady, St. Joe’s Chief Executive Officer, said, “In addition to the successful closing of two outstanding transactions, we are particularly excited about the growth and development of our resort operations business. The successful launch of St. Joe Club & Resorts has helped to increase vacation homes under our management by 32%.” Mr. Brady added, “As part of our strategy to expand the resort and leisure operations, we added The Pearl as part of our management portfolio, which is a beautifully designed property in Rosemary Beach, Florida with outstanding amenities.”

FINANCIAL DATA

Consolidated Results ($ in millions except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Real estate sales	$48.9	$7.0	$626.6	$15.0
Resorts, leisure and leasing revenues	18.2	17.0	26.4	26.1
Timber sales	1.1	9.8	9.2	19.5
Total revenues	68.2	33.8	662.2	60.6
Expenses
Cost of real estate sales	20.4	3.7	82.4	8.7
Cost of resorts, leisure and leasing revenues	13.6	12.7	21.8	20.9
Cost of timber sales	0.2	5.8	4.1	11.8
Other operating expenses	2.8	3.2	7.2	6.1
Corporate expenses	4.4	4.5	8.5	9.0
Administrative costs associated with special purpose entities	3.7	--	3.7	--
Depreciation, depletion and amortization	2.0	2.3	4.0	4.7
Total expenses	47.1	32.2	131.7	61.2
Operating (loss) income	21.1	1.6	530.5	(0.6)
Other income	2.2	1.1	2.7	0.8
Income from operations before equity in income from unconsolidated affiliates and income taxes	23.3	2.7	533.2	0.2
Equity in income from unconsolidated affiliates	--	--	--	--
Income tax expense	8.7	--	115.6	--
Net income	14.6	2.7	417.6	0.2
Net income (loss) attributable to non-controlling interest	--	--	--	--
Net income attributable to the Company	$14.6	$2.7	$417.6	$0.2
Net income per share attributable to the Company	$0.16	$0.03	$4.52	$--
Weighted average shares outstanding	92,295,213	92,284,532	92,294,969	92,284,624

Revenues by Segment ($ in millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Real estate sales
Residential	$4.2	$5.5	$9.9	$13.3
RiverTown Sale	43.6	--	43.6	--
Commercial	1.0	1.2	3.4	1.4
AgReserves Sale and other	0.1	0.3	569.7	0.3
Total real estate sales	48.9	7.0	626.6	15.0
Resorts, leisure and leasing revenues	18.2	17.0	26.4	26.1
Timber sales	1.1	9.8	9.2	19.5
Total revenues	$68.2	$33.8	$662.2	$60.6

Summary Balance Sheet ($ in millions)

	June 30, 2014	December 31, 2013
Assets
Investment in real estate, net	$322.9	$385.0
Cash and cash equivalents	50.9	21.9
Investments	628.5	147.0
Notes receivable, net	25.9	7.3
Pledged treasury securities	26.0	26.3
Prepaid pension asset	33.9	35.1
Property and equipment, net	11.0	11.4
Deferred tax asset	--	12.9
Other assets	31.3	22.6
Investments held by special purpose entities	210.5	--
Total assets	$1,340.9	$669.5

Liabilities and Equity
Debt	$54.3	$44.2
Senior Notes held by special purpose entity	177.3	--
Accounts payable, accrued liabilities and deferred credits	55.1	61.5
Income taxes payable	28.9	0.3
Deferred tax liabilities	40.1	--
Total liabilities	355.7	106.0
Total equity	985.2	563.5
Total liabilities and equity	$1,340.9	$669.5

Debt Schedule ($ in millions)

	June 30, 2014	December 31, 2013
In substance defeased debt	$26.0	$26.3
Community Development District debt	5.9	11.5
Pier Park North joint venture – construction loan	22.4	6.4
Total debt	$54.3	$44.2

Other Operating and Corporate Expenses ($ in millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Employee costs	$2.5	$2.5	$5.0	$5.8
AgReserves Sale severance	--	--	1.2	--
Pension	0.6	0.3	1.3	0.4
Non-cash stock compensation costs	0.2	0.2	0.2	0.2
Property taxes and insurance	1.5	2.0	3.2	3.8
Professional fees	1.2	1.5	2.6	2.7
Marketing and owner association costs	0.4	0.5	0.8	1.0
Occupancy, repairs and maintenance	0.2	0.2	0.5	0.3
Other	0.6	0.5	0.9	0.9
Total other operating and corporate expense	$7.2	$7.7	$15.7	$15.1

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the second quarter of 2014 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission. A conference call to discuss the Company’s second quarter earnings will be held at 5:00 PM (EDT) on August 7, 2014. The call with be available via phone at 877-293-5458, with conference ID 76321169 and on the Company’s website at www.joe.com. If you are unable to participate in the conference call, the call will be available on the Company’s website at www.joe.com for 30 days.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations regarding (i) the Company’s business strategy and future operations and the growth and development of the resort operations business in particular and (ii) the value of, and timing of receiving, the impact fee credits arising from the RiverTown community sale. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) economic or other conditions that affect the future prospects for the Southeastern region of the United States and the demand for the Company’s products, including reductions in the availability of mortgage financing or property insurance, increases in foreclosures, interest rates, the cost of property insurance, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (2) future regulatory or legislative actions, accounting changes or litigation that could adversely affect the Company; (3) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business; (4) the Company’s ability to capitalize on its leasing operations in the Pier Park North joint venture; (5) the Company’s ability to effectively execute its strategy to expand the resort and leisure operations; and (6) the risk that the estimated impact fee credits contingent purchase price expected from purchases of impact fee credits by the purchaser of the RiverTown community may not be realized, may take longer to realize than expected, or may result in less proceeds to the Company than expected, as well as the cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2014.

About The St. Joe Company

The St. Joe Company is a Florida-based real estate development and operating company. The Company owns land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

© 2014, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

CONTACT:
The St. Joe Company
Investor Relations:
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com